Exhibit 99.1

Media: Michael Wassmer | 901 597 1706 |  michael.wassmer@servicemaster.com

Investor Relations: Brian Turcotte | 901 597 3282 | brian.turcotte@servicemaster.com

ServiceMaster Appoints Rex Tibbens as President and Chief Executive Officer of American Home Shield

MEMPHIS, Tenn.—  ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced the appointment of Rex Tibbens as American Home Shield (AHS) president and chief executive officer, effective May 15, 2018. ServiceMaster’s previously announced spin-off of American Home Shield is on track for a third quarter execution, at which time Tibbens will continue to lead the brand.

“American Home Shield is receiving a world-class leader who will position the company for success post-spin and beyond,” said Nik Varty, ServiceMaster chief executive officer. “Rex is a recognized and versatile leader with a tremendous track-record of growth, building strong cultures and delivering significant shareholder value. I also want to personally thank Steve Hochhauser, who as interim president has expertly poised American Home Shield for its next great chapter.”

Tibbens is a former chief operating officer of Lyft, an on-demand transportation company based in San Francisco, Calif. While at Lyft, Tibbens worked to expand the service to every state and launched crucial strategic initiatives, including their Nashville support center and Express Drive, a program that allowed potential employees to rent vehicles so they could provide service in select cities. Previously, Tibbens served as a vice president at Amazon, where he led the technical and product development of Prime Now, Amazon’s one-hour delivery service. Before Amazon, he spent twelve years at Dell, serving in a variety of operations and logistics roles, including executive director of Global Services.

Tibbens is a graduate from the University of Kentucky, with a bachelor’s degree in finance. He earned his MBA from the Case Western Reserve University.

Tibbens said that he’s excited to lead American Home Shield on the next steps in its growth journey, including focusing on its distinct investment identity and unique market-leading position.

“I’m thrilled to join the team of 1,800 employees and 45,000 home service technicians that provide convenient, reliable and expert service to customers around the country,” said Tibbens. “There’s vast potential for growth in American Home Shield and the home services industry. Building and scaling shareholder value begins with outstanding service and digital improvements at every touch point.”

About ServiceMaster

ServiceMaster (NYSE: SERV) solves the homeowner’s dilemma. Every day, we visit more than 75,000 homes and businesses through our extensive service network of expert professionals. Technology powers our trusted experts to engage with customers so they can order, buy and receive services when, where and how they want them. Our well-recognized brands include American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial and residential floor cleaning), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). ServiceMaster is the Official Home Services Provider of Minor League BaseballTM. Like, follow, or visit us at facebook.com/ServiceMaster, linkedin.com/ServiceMaster, twitter.com/ServiceMaster, or servicemaster.com.

About American Home Shield

American Home Shield founded the home warranty industry in 1971 and remains the industry leader. Together with all of its wholly-owned subsidiaries, American Home Shield services approximately 2 million customers in all 50 states. The companies operate five customer service centers, employ approximately 1,800 employees and have a national contractor network made up of nearly 15,000 independent home service contractors and more than 45,000 service technicians. American Home Shield is a business unit of ServiceMaster Global Holdings, Inc. (NYSE: SERV), one of the world's largest residential and commercial service networks. The ServiceMaster network of companies includes AmeriSpec, American Home Shield, Furniture Medic, Merry Maids, ServiceMaster Clean, ServiceMaster Restore and Terminix. American Home Shield® is the Official Home Warranty of Minor League Baseball™.

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